                                              Filed pursuant to Rule 424(b)(3)
                                              Registration No. 033-64049

PROSPECTUS SUPPLEMENT

(To Prospectus Dated November 13, 1995)

U.S. $100,000,000                                  [UNION TEXAS PETROLEUM LOGO]

UNION TEXAS PETROLEUM HOLDINGS, INC.

MEDIUM-TERM NOTES, SERIES A

DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Union Texas Petroleum Holdings, Inc. (the "Company") may offer from time to time its Medium-Term Notes, Series A (the "Notes"), having an aggregate initial offering price of up to U.S. $100,000,000 or the equivalent thereof in other currencies or currency units, as such amount shall be reduced by the aggregate initial offering price of any other Debt Securities issued by the Company, whether inside or outside of the United States, pursuant to the Registration Statement of which the accompanying Prospectus is a part. See "Plan of Distribution." The Notes may be denominated in U.S. dollars or in such foreign currencies or currency units as may be designated by the Company (the "Specified Currency"). The Notes will be unsecured obligations of the Company. As specified in a pricing supplement (a "Pricing Supplement") to this Prospectus Supplement, the Notes will mature on any day nine months or more from the date of issue, which maturity date may be subject to extension as agreed upon by the Company and the purchaser. The Notes may be redeemed at any time prior to maturity, at the option of the Company, in whole or in part, at a price (except for Original Issue Discount Notes) equal to 100% of their principal amount plus accrued interest plus, with respect to Fixed Rate Notes, a Make-Whole Premium calculated by reference to the then-prevailing Treasury Yield and the remaining life of the Notes, but the Notes will not be subject to repayment at the option of the holder, except to the extent otherwise specified herein or in the applicable Pricing Supplement. See "Description of Medium-Term Notes, Series
A -- Redemption and Repayment."

                                                   (Continued on following page)

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

----------------------------------------------------------------------------------------------------------------
                              PRICE TO                AGENTS' DISCOUNTS             PROCEEDS TO
                              PUBLIC(1)(2)            AND COMMISSIONS(2)            COMPANY(2)(3)
Per Note...................   100%                    .125%-.750%                   99.875%-99.250%
Total(4)...................   U.S. $100,000,000       U.S. $125,000-$750,000        U.S. $99,875,000-$99,250,000
-----------------------------------------------------------------------------------------------------------------

(1) Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued at 100% of their principal amount.

(2) The Company will pay a commission to Salomon Brothers Inc, BA Securities, Inc., NationsBanc Capital Markets, Inc. and UBS Securities Inc., each as Agent (collectively, the "Agents"), in the form of a discount, ranging from .125% to .750% of the principal amount of any Note, depending upon maturity up to and including 30 years, and as agreed upon at the time of sale for Notes with maturities greater than 30 years, sold through such Agent, and may sell Notes to any Agent at a discount for resale to investors or other purchasers at varying prices related to prevailing market prices at the time of resale to be determined by such Agent or, if so agreed, at a fixed public offering price. See "Plan of Distribution." Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity and may be resold by such Agent. No commission will be payable on any sales made directly by the Company.

(3) Before deducting other expenses payable by the Company estimated at up to U.S. $350,000 including reimbursement of certain expenses of the Agents.

(4) Or, in the case of Notes not denominated in U.S. dollars, the equivalent thereof in the Specified Currency.

The Notes are being offered on a continuous basis by the Company through the Agents, each of whom has agreed to use its reasonable best efforts to solicit purchases of the Notes. The Company has reserved the right to sell the Notes directly on its own behalf. The Notes may also be sold to any of the Agents acting as principal for its own account or for resale to investors or other purchasers. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or any of the Agents may reject any offer in whole or in part. See "Plan of Distribution."

SALOMON BROTHERS INC
                     BA SECURITIES, INC.
                                        NATIONSBANC CAPITAL MARKETS, INC.
                                                            UBS SECURITIES INC.

The date of this Prospectus Supplement is November 13, 1995

                                                  (Continued from previous page)

The interest rate on, or interest formula for, the Notes will be established by the Company from time to time and will be set forth therein and specified in the applicable Pricing Supplement. The Notes will bear interest at fixed rates (the "Fixed Rate Notes"), which may be zero in the case of certain Notes issued with original issue discount ("Original Issue Discount Notes"), or at floating rates (the "Floating Rate Notes"). The applicable Pricing Supplement will specify whether a Floating Rate Note is a Regular Floating Rate Note, a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note and the rate of interest thereon as determined by reference to one or more of the CD Rate, the CMT Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR, the Prime Rate, the Treasury Rate (each, an "Interest Rate Basis") or any other interest rate basis or formula as selected by the purchasers and agreed to by the Company, and as adjusted by the Spread and/or Spread Multiplier, if any, applicable to such Notes. Unless otherwise specified in the applicable Pricing Supplement, interest on each Fixed Rate Note will accrue from its date of issue and will be payable semiannually in arrears on June 15 and December 15 of each year and at maturity. Unless otherwise specified in the applicable Pricing Supplement, interest on each Floating Rate Note will accrue from its date of issue and will be payable in arrears. See "Description of Medium-Term Notes, Series A -- Payment of Principal and Interest." A Note may be issued as an amortizing note (an "Amortizing Note") on which a portion or all of the principal amount is payable prior to maturity in accordance with a schedule, by application of a formula or by reference to an index. A Note may be issued as an indexed note (an "Indexed Note") on which the amount of any interest payment, in the case of an Indexed Rate Note, and/or the principal amount payable at maturity, in the case of an Indexed Principal Note, will be determined by reference to the level of prices, or changes in prices, or differences between prices, of securities, currencies, intangibles, goods, articles or commodities or by application of a formula. See "Description of Medium-Term Notes, Series A -- Amortizing Notes" and "-- Indexed Notes."

The Specified Currency, interest rates, interest rate formulae, the Spread and/or Spread Multiplier, if any, applicable to such Notes, and such other variable terms are subject to change by the Company, but no such change will affect any Note theretofore issued or as to which an offer to purchase has been accepted by the Company.

The Notes will be issued only in fully registered form in denominations of U.S. $1,000 or the equivalent thereof in the Specified Currency (rounded down to an integral multiple of 1,000 units of such Specified Currency), or any amount in excess thereof that is an integral multiple of U.S. $1,000 or 1,000 units of the Specified Currency. Unless otherwise specified in the applicable Pricing Supplement, each Note will be represented either by a global note ("Global Note") deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary"), and registered in the name of the Depositary or a nominee of the Depositary (a "Book-Entry Note"), or by a certificate issued in definitive form (a "Certificated Note"), as set forth in the applicable Pricing Supplement. Beneficial interests in Global Notes representing Book-Entry Notes will be shown on, and transfers will be effected only through, records maintained by the Depositary with respect to its participants' interests and by the Depositary's participants. Book-Entry Notes will not be issuable as Certificated Notes except under the circumstances described under "Description of Medium-Term Notes, Series A -- Book-Entry System" or as otherwise set forth on the applicable Pricing Supplement.

The Notes may be issued as Senior Notes or Subordinated Notes. Subordinated Notes will be subordinated to all Senior Indebtedness of the Company. See "Description of the Debt Securities" in the accompanying Prospectus.

     IN CONNECTION WITH THE OFFERING OF THE NOTES, THE AGENTS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                    IMPORTANT CURRENCY EXCHANGE INFORMATION

     Purchasers are required to pay for the Notes in the Specified Currency, and payments of principal of (and premium, if any) and any interest on such Notes will be made in the Specified Currency, unless otherwise provided in the applicable Pricing Supplement. Currently, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies or currency units, and vice versa, and few banks offer non-U.S. dollar denominated checking or savings account facilities in the United States. However, if requested by a prospective purchaser of Notes denominated in a Specified Currency other than U.S. dollars, the Agent soliciting the offer to purchase will arrange for the conversion of U.S. dollars into such Specified Currency to enable the purchaser to pay for such Notes. Such request must be made on or before the fifth Business Day (as defined below) preceding the date of delivery of the Notes, or by such other date as determined by such Agent. Each such conversion will be made by the relevant Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practice. All costs of exchange will be borne by purchasers of the Notes.

     References herein to "U.S. dollars," "dollars," "U.S. $" or "$" are to the currency of the United States of America.

                   DESCRIPTION OF MEDIUM-TERM NOTES, SERIES A

     The information herein concerning the Notes should be read in conjunction with the statements under "Description of the Debt Securities" in the accompanying Prospectus (the "Prospectus"), to which description reference is hereby made. The particular terms of any Note offered will be described in the applicable Pricing Supplement. The terms and conditions set forth in this Prospectus Supplement will apply to each Note unless otherwise specified in the applicable Pricing Supplement and such Note. Capitalized terms used herein and not defined have the meanings given to them in the Indenture dated as of March 15, 1995, as amended (the "Senior Indenture"), between the Company and The First National Bank of Chicago, as trustee, and the Indenture to be entered into (the "Subordinated Indenture") between the Company and The First National Bank of Chicago, as trustee. The Senior Indenture and the Subordinated Indenture are sometimes referred to herein collectively as the "Indentures" and individually as an "Indenture." The First National Bank of Chicago, as trustee under each of the Indentures (and any successor thereto under each Indenture), is referred to herein as the "Trustee."

GENERAL

     The Notes are to be issued under Registration Statement No. 33-64049 (the "Registration Statement") pursuant to which the Company has registered the sale of Debt Securities (as defined in the Prospectus) having an aggregate initial offering price of up to U.S. $100,000,000. The Notes issuable pursuant to this Prospectus Supplement may be issued as Senior Notes or Subordinated Notes. The Notes constitute separate series of Debt Securities under each of the Indentures, and the aggregate of Senior Notes and Subordinated Notes offered hereby is limited to up to U.S. $100,000,000 aggregate initial offering price (or the equivalent thereof in other currencies or currency units), as such amount may be reduced by any other Offered Debt Securities (as defined in the Prospectus) issued by the Company pursuant to the Registration Statement (see "Plan of Distribution"). For a description of the rights attaching to different series of Debt Securities under the applicable Indenture, see "Description of the Debt Securities" in the Prospectus.

     Notes will be issued in fully registered form only. Each Note will be issued initially as either a Book-Entry Note (which is a Book Entry Security as defined in the Indentures) or a Certificated Note under the applicable Indenture. Except as set forth under "-- Book-Entry System" below, Book-Entry Notes will not be issuable as Certificated Notes. It is currently anticipated that only Notes denominated in U.S. dollars will be issued as Book-Entry Notes. Notes denominated in U.S. dollars will be issued in denominations of U.S. $1,000 or any amount in excess thereof which is a multiple of U.S. $1,000. Unless otherwise specified in a Pricing Supplement, Notes denominated in a Specified Currency other than U.S. dollars will be issued in equivalent denominations of the Specified Currency, as determined by the Company by reference to the Market Exchange Rate (as defined below) on the applicable issue date, of U.S. $1,000 (rounded down to an integral multiple of 1,000 units of such Specified Currency), or any amount in excess thereof that is an integral multiple of 1,000 units of such Specified Currency. "Market Exchange Rate" means the noon buying rate in The City of New York for cable transfers of such Specified Currency, as such rate is reported or otherwise made available by the Federal Reserve Bank of New York on the applicable date; provided, however, in the case of European Currency Units ("ECUs"), Market Exchange Rate shall mean the rate of exchange determined by the Commission of the European Communities (or any successor thereto) as published in the Official Journal of the European Communities, or any successor publication, on the Business Day immediately preceding the trade date for such Notes.

     The Company has designated The First National Bank of Chicago, acting through its principal corporate trust office in The City of New York, as the registrar and transfer agent for the Notes (the "Registrar," which term includes any additional or successor Registrar appointed by the Company) and as the paying agent for the Notes (the "Paying Agent," which term includes any additional or successor Paying Agent appointed by the Company). The First National Bank of Chicago is also acting as the authenticating agent for the Notes (the "Authenticating Agent," which term includes any additional or successor Authenticating Agent appointed by the Trustee). Unless otherwise specified in the applicable Pricing Supplement, The First National Bank of Chicago shall be the calculation agent (the "Calculation Agent") with respect to the Notes.

     The Notes will be unsecured obligations of the Company. The Senior Notes will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Company's obligations under the Notes will not be guaranteed by any of its subsidiaries. See "Description of the Debt Securities -- Provisions Applicable Solely to Senior Debt Securities" in the Prospectus. The Subordinated Notes will be subordinated in right of payment to the prior payment in full of the Senior Indebtedness of the Company as described under "Description of the Debt Securities -- Provisions Applicable Solely to Subordinated Debt Securities" in the Prospectus. At September 30, 1995, the Company's Senior Indebtedness aggregated U.S. $755 million, and the Company had no subordinated indebtedness. Unless otherwise specified in the applicable Pricing Supplement, the Notes will be subject to redemption, in whole or in part, prior to maturity at the option of the Company. The Notes will not be subject to repayment at the option of the holder prior to maturity or to any sinking fund, except to the extent otherwise specified in the applicable Pricing Supplement. See "-- Redemption and Repayment." The discharge and defeasance provisions and the covenant provisions described in the accompanying Prospectus under "Description of the Debt Securities" will apply to the Notes.

     The Notes will be offered on a continuous basis and will mature on the Stated Maturity thereof, which may be any day nine months or more from the date of issue, as selected by the purchaser and agreed to by the Company. Floating Rate Notes will mature on an Interest Payment Date (as defined below) unless otherwise specified in the applicable Pricing Supplement.

     "Business Day" means any day that is not a Saturday or Sunday and that is neither a legal holiday nor a day on which banking institutions are generally authorized or obligated by law or executive order to close in The City of New York or any other place or places where the principal of (and premium, if any) and interest on the Notes is payable and (i) with respect to LIBOR Notes (as defined below), in the City of London and (ii) with respect to Notes denominated in a Specified Currency other than U.S. dollars, in the Principal Financial Center (as defined below) of the country issuing the Specified Currency. "London Business Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market. "Principal Financial Center" means the capital city of the country issuing the Specified Currency in which any payment in respect of the Notes is to be made, or solely with respect to the calculation of LIBOR, issuing the specified Index Currency (as defined below), except that with respect to U.S. dollars, Australian dollars, Deutsche marks, Dutch guilders, Italian lire, Swiss francs and ECUs, the Principal Financial Center shall be The City of New York, Sydney, Frankfurt, Amsterdam, Milan, Zurich and Luxembourg, respectively. "Maturity" or "Maturity Date" means the date on which the principal of a Note or an installment of principal becomes due and payable as provided in the applicable Note or

Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise. Unless otherwise specified in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars, and payments of principal of (and premium, if any) and any interest on the Notes will be made in U.S. dollars.

PAYMENT CURRENCY

     If the principal of (and premium, if any) or any interest on any Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available to the Company for making payments thereof due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to holders of the Notes by making such payments (including any such payment at Maturity) in U.S. dollars on the basis of the Market Exchange Rate on the second Business Day prior to such payment or, if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate or as otherwise specified in the applicable Pricing Supplement. Any payment made under such circumstances in U.S. dollars where the required payment is in a Specified Currency other than U.S. dollars will not constitute an Event of Default under the Indenture.

PAYMENT OF PRINCIPAL AND INTEREST

     In the case of the Notes denominated in and on which principal (and premium, if any) and any interest is payable in U.S. dollars, principal (and premium, if any) and any interest will be payable, and the Notes will be transferable, at the principal corporate trust office of The First National Bank of Chicago in The City of New York, which on the date hereof is located at 14 Wall Street, 8th Floor, New York, New York, or at such other place or places as may be designated pursuant to the Indentures, provided that the Company, at its option, may pay interest other than interest due at Maturity by check mailed or delivered to registered holders (which, in the case of Book-Entry Notes represented by a Global Note, will be the Depositary or a nominee of the Depositary). Unless otherwise specified in the applicable Pricing Supplement, any interest on Notes (other than interest at Maturity) payable in a Specified Currency other than U.S. dollars will be paid by mailing a check or draft in the Specified Currency drawn on an account at a bank outside of the United States. If any Notes are denominated in a Specified Currency other than U.S. dollars or if the principal of (and premium, if any) or any interest on any Notes is payable in a Specified Currency other than U.S. dollars, the applicable Pricing Supplement will provide additional information pertaining to the terms of such Notes and other matters of interest to the holders thereof. At the Maturity of any Note, the principal thereof, together with any premium and accrued interest thereon, will be payable in immediately available funds upon presentation and surrender thereof at the office of the Paying Agent at the above address or at such other place or places as may be designated pursuant to the Indentures or the applicable Pricing Supplement, provided that the Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures.

     Each Note will bear interest from its date of issue at either (a) a fixed rate (a "Fixed Rate Note"), which may be zero in the case of certain Original Issue Discount Notes or (b) rates determined by reference to the interest rate formula specified in the applicable Pricing Supplement (a "Floating Rate Note"), until the principal thereof is paid or duly made available for payment. Interest will be payable in arrears on each Interest Payment Date (as defined below). Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any Note originally issued between a Regular Record Date (as defined below) and the related Interest Payment Date or on an Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Regular Record Date to the holder on such next succeeding Regular Record Date. "Interest Payment Date" means the Stated Maturity of an installment of interest on the Notes, which is (i) in the case of Fixed Rate Notes (other than certain Original Issue Discount Notes bearing zero interest), June 15 and December 15 of each year, unless otherwise specified in the applicable Pricing Supplement, and at Maturity, and (ii) in the case of Floating Rate Notes that reset: (i) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; (ii) quarterly, on the third Wednesday of March, June, September and December of each year; (iii) semiannually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and (iv) annually, on the third Wednesday of the month specified in the applicable Pricing Supplement; and, in each case, on the Maturity Date, except as otherwise provided herein or in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, a "Regular Record Date" shall be the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date.

     Interest will be payable to the person in whose name a Note is registered (which for a Global Note representing Book-Entry Notes will be the Depositary or a nominee of the Depositary) at the close of business on the Regular Record Date next preceding each Interest Payment Date; provided, however, that interest payable at Maturity will be payable to the person to whom principal shall be payable (which for Global Notes representing Book-Entry Notes, will be the Depositary or a nominee of the Depositary).

     Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Original Issue Discount Note is declared to be due and payable immediately as described under "Description of the Debt Securities -- Provisions Applicable to Both Senior and Subordinated Debt Securities -- Events of Default" in the Prospectus, the amount of principal due and payable with respect to such Note shall be limited as described in "-- Original Issue Discount Notes."

  Fixed Rate Notes

     Unless otherwise specified in the applicable Pricing Supplement, each Fixed Rate Note will bear interest from and including the date of issue, or the most recent date to which interest has been paid or duly provided for, to, but excluding, the Interest Payment Date or Maturity, as the case may be, at the rate per annum stated on the face thereof until the principal amount thereof is paid or made available for payment. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     If any Interest Payment Date or the Maturity of a Fixed Rate Note falls on a day that is not a Business Day, the required payment of principal (and premium, if any) or any interest will be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity, as the case may be.

  Floating Rate Notes

     Unless otherwise specified in the applicable Pricing Supplement, Floating Rate Notes will be issued as described below. The applicable Pricing Supplement will specify certain terms with respect to which each Floating Rate Note is being delivered, including: whether such Floating Rate Note is a "Regular Floating Rate Note," a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note," Fixed Rate Commencement Date and Fixed Interest Rate, as applicable, Interest Rate Basis or Bases, Initial Interest Rate, Interest Reset Period and Dates, Regular Record Dates, Interest Payment Period and Dates, Index Maturity, Maximum Interest Rate and Minimum Interest Rate, if any, and Spread and/or Spread Multiplier, if any, and if one or more of the applicable Interest Rate Bases is LIBOR, the Designated LIBOR Page, all as defined and/or described below.

     The interest rate borne by the Floating Rate Notes will be determined as follows:

          (i) Unless such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," an "Inverse Floating Rate Note" or as having an Addendum attached, such Floating Rate Note will be designated as a "Regular Floating Rate Note" and, except as described below or in the applicable Pricing Supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the first Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

          (ii) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate/Fixed Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the first Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate and the interest rate in effect commencing on the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement or, if no such Fixed Interest Rate is so specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

          (iii) If such Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as described below or in the applicable Pricing Supplement, such Inverse Floating Rate Note will bear interest equal to the Fixed Interest Rate specified in the applicable Pricing Supplement minus the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any and/or (b) multiplied by the applicable Spread Multiplier, if any; provided, however, that unless otherwise specified in the applicable Pricing Supplement, the interest rate thereon during any Interest Reset Period (as defined below) will not be less than zero. Commencing on the first Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note is payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

     The "Spread" is the number of basis points (one one-hundredth of a percentage point) to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Floating Rate Note by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

     Notwithstanding the foregoing, if such Floating Rate Note is designated as having an Addendum attached as specified on the face thereof, such Floating Rate Note shall bear interest in accordance with the terms described in such Addendum and the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the interest rate with respect to each Interest Rate Basis will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable Pricing Supplement, the interest rate in effect on each day shall be (i) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as defined below) immediately preceding such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date (or, if none, the Initial Interest
Rate).

     The applicable Pricing Supplement will designate one or more of the following Interest Rate Bases as applicable to each Floating Rate Note: (a) the CD Rate (a "CD Rate Note"); (b) the CMT Rate (a "CMT Rate Note"); (d) the Commercial Paper Rate (a "Commercial Paper Rate Note"); (d) the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Note");
(e) the Federal Funds Rate (a "Federal Funds Rate Note"); (f) LIBOR (a "LIBOR Note"); (g) the Prime Rate (a "Prime Rate Note"); (h) the Treasury Rate (a "Treasury Rate Note"); or (i) such other interest rate basis or interest rate formula as is set forth in such Pricing Supplement; provided, however, that with respect to a Floating Rate/Fixed Rate Note, the interest rate commencing on the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement, or, if no such Fixed Interest Rate is so specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

     As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following (in each case expressed as a rate per annum on a simple interest basis): (i) a maximum numerical interest rate limitation, or ceiling, on the rate of interest that may accrue during any interest period (a "Maximum Interest Rate"); and (ii) a minimum numerical interest rate limitation, or floor, on the rate of interest that may accrue during any interest period (a "Minimum Interest Rate"). The interest rate on the Notes will in no event be higher than the maximum rate permitted by applicable law as the same may be modified by United States law of general application.

     The applicable Pricing Supplement will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually, annually or such other specified period (each, an "Interest Reset Period") and the dates on which such rate of interest will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes that reset: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below); (iii) monthly, the third Wednesday of each month (with the exception of monthly reset Floating Rate Notes as to which the Eleventh District Cost of Funds Rate is an applicable Interest Rate Basis, which will reset on the first calendar day of the month);
(iv) quarterly, the third Wednesday of March, June, September and December of each year; (v) semiannually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and (vi) annually, the third Wednesday of the month specified in the applicable Pricing Supplement; provided, however, that, with respect to Floating Rate/Fixed Rate Notes, the fixed rate of interest in effect for the period from the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate or, if no such Fixed Interest Rate is specified, the interest rate in effect on the day immediately preceding the Fixed Rate Commencement Date, as specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding day that is a Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis, if such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day.

     The interest rate in effect with respect to a Floating Rate Note from the date of issue to the first Interest Reset Date (the "Initial Interest Rate") will be specified in the applicable Pricing Supplement. The interest rate applicable to each Interest Reset Period commencing on the Interest Reset Date with respect to such Interest Reset Period will be the rate determined as of the applicable Interest Determination Date on or prior to the Calculation Date (as defined below). The "Interest Determination Date" with respect to the CD Rate Notes, the CMT Rate Notes, the Commercial Paper Rate Notes, the Federal Funds Rate Notes and the Prime Rate Notes will be the second Business Day immediately preceding the applicable Interest Reset Date; the "Interest Determination Date" with respect to the Eleventh District Cost of Funds Rate Notes will be the last working day of the month immediately preceding the applicable Interest Reset Date on which the Federal Home Loan Bank of San Francisco publishes the Index (as defined below); and the "Interest Determination Date" with respect to LIBOR Notes will be the second London Business Day immediately preceding the applicable "Interest Reset Date." With respect to Treasury Rate Notes, the "Interest Determination Date" will be the day in the week in which the applicable Interest Reset Date falls on which Treasury Bills (as defined below) are normally auctioned (Treasury Bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the Interest Determination Date will be such preceding Friday; and provided, further, that if an auction falls on the applicable Interest Reset

Date, then the Interest Reset Date will instead be the first Business Day following such auction. The "Interest Determination Date" pertaining to a Floating Rate Note, the interest rate of which is determined by reference to two or more Interest Rate Bases, will be the second Business Day prior to the applicable Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined on such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

     If any Interest Payment Date for any Floating Rate Note (other than the Maturity Date) would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next day that is a Business Day, except that in the case of a Floating Rate Note that is a LIBOR Note, if such Business Day falls in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. If a Maturity Date of a Floating Rate Note falls on a date that is not a Business Day, the required payment of interest and principal (and premium, if any) may be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no interest on such payment will accrue for the period from and after the Maturity Date to the date of such payment on the next succeeding Business Day.

     Unless otherwise specified in the applicable Pricing Supplement, interest payments for Floating Rate Notes shall be the amount of interest accrued from and including the date of issue, or from and including the last date to which interest has been paid or duly provided for, to, but excluding, the Interest Payment Date or Maturity Date, as the case may be. The interest rate in effect on any Interest Reset Date will be the applicable rate as reset on such date. The interest rate applicable to any other day is the interest rate as reset on the immediately preceding Interest Reset Date (or, if none, the Initial Interest
Rate).

     With respect to each Floating Rate Note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of CD Rate Notes, Commercial Paper Rate Notes, Eleventh District Cost of Funds Rate Notes, Federal Funds Rate Notes, LIBOR Notes or Prime Rate Notes, or by the actual number of days in the year in the case of CMT Rate Notes or the Treasury Rate Notes. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied as specified in the applicable Pricing Supplement. All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all
U.S. dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent.

     Upon request of the holder of any Floating Rate Note, the Calculation Agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or the Maturity Date, as the case may be.

     Unless otherwise specified in the applicable Pricing Supplement, the Calculation Agent will determine the interest rate with respect to each Interest Rate Basis in accordance with the applicable provisions below.

     CD Rate Notes. CD Rate Notes will bear interest at the rates (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the

Maximum Interest Rate, if any) specified in such CD Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a CD Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the CD Rate (a "CD Rate Interest Determination Date"), the rate on such date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "CDS (Secondary Market)," or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Certificates of Deposit." If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate on such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York (which may include one or more of the Agents or their affiliates) selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement in an amount that is representative for a single transaction in that market at that time; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate determined as of such CD Rate Interest Determination Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

     CMT Rate Notes. CMT Rate Notes will bear interest at the rates (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in such CMT Rate Notes and any applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, CMT Rate means, with respect to any Interest Determination Date relating to a CMT Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page (as defined below) under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release
H.15 . . . Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as specified in the applicable Pricing Supplement, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include one or more of the Agents or their affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)) for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least U.S. $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052 for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

     Commercial Paper Rate Notes. Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means with respect to any Interest Determination Date relating to a Commercial Paper Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading Commercial Paper. In the event that such rate is not published by 3:00 P.M., New York City time, on the related Calculation Date, the Commercial Paper Rate will be the Money Market Yield on such Commercial Paper Rate Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If by 3:00 P.M., New York City time, on the related Calculation Date such rate is not yet published in H.15(519) or Composite Quotations, then the Commercial Paper Rate on such Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in The City of New York (which may include one or more of the Agents or their affiliates) selected by the Calculation Agent for commercial paper having the Index Maturity designated in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

     "Money Market Yield" means a yield (expressed as a percentage rounded to the nearest one-hundredth of a percent, with five one-thousandths of a percent rounded upwards) calculated in accordance with the following formula:

                                          D X 360
                 Money Market Yield = --------------- X 100
                                       360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     Eleventh District Cost of Funds Rate Notes. Eleventh District Cost of Funds Rate Notes will bear interest at the rates (calculated with reference to the Eleventh District Cost of Funds Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if
any) specified in such Eleventh District Cost of Funds Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Eleventh District Cost of Funds Rate" means, with respect to any Interest Determination Date relating to an Eleventh District Cost of Funds Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Interest Determination Date"), the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Eleventh District Cost of Funds Rate Interest Determination Date falls, as set forth under the caption "11th District" on Telerate Page 7058 as of 11:00 A.M., San Francisco time, on such Eleventh District Cost of Funds Rate Interest Determination Date. If such rate does not appear on Telerate Page 7058 on any related Eleventh District Cost of Funds Rate Interest Determination Date, the Eleventh District Cost of Funds Rate for such Eleventh District Cost of Funds Rate Interest Determination Date shall be the monthly weighted average costs of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the Federal Home Loan Bank of San Francisco as such cost of funds for the calendar month immediately preceding the date of such announcement. If the Federal Home Loan Bank of San Francisco fails to announce such rate for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate determined as of such Eleventh District Cost of Funds Rate Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on such Eleventh District Cost of Funds Rate Interest Determination Date.

     Federal Funds Rate Notes. Federal Funds Rate Notes will bear interest at the rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in such Federal Funds Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on such date for federal funds as published in

H.15(519) under the heading "Federal Funds (Effective)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the column "Effective Rate" under the heading "Federal Funds." If by 3:00 P.M., New York City time, on the related Calculation Date such rate is not published in either H.15(519) or Composite Quotations, then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York (which may include one or more of the Agents or their affiliates), selected by the Calculation Agent, prior to 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

     LIBOR Notes. LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if
any) specified in the LIBOR Notes and in the applicable Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement, "LIBOR" will be determined by the Calculation Agent in accordance with the following provisions:

          (i) With respect to any Interest Determination Date relating to a LIBOR Note or any Floating Rate Note for which the interest is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be, as specified in the applicable Pricing Supplement, either: (a) the arithmetic mean of the offered rates for deposits in the Index Currency (as defined below) having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following that LIBOR Interest Determination Date, which appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on that LIBOR Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page, unless such Reuters Screen LIBO Page by its terms provides only for a single rate, in which case such single rate shall be used ("LIBOR Reuters"), or (b) the rate for deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following that LIBOR Interest Determination Date, which appears on the Telerate Page 3750 as of 11:00 A.M., London time, on that LIBOR Interest Determination Date ("LIBOR Telerate"). "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks for the applicable Index Currency). "Telerate Page 3750" means the display designated as page "3750" on the Dow Jones Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates of major banks for the applicable Index Currency). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate (and, if the U.S. dollar is the Index Currency, page 3750) had been specified. If fewer than two offered rates appear on the Reuters Screen LIBO Page (unless, as aforesaid, only a single rate is required), or if no rate appears on the Telerate Page 3750, as applicable, LIBOR in respect of that LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

          (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates (unless, as aforesaid, only a single rate is required) appear on the Reuters Screen LIBO Page, as specified in (i)(a) above, or on which no rate appears on Telerate Page 3750, as specified in
     (i)(b) above, as applicable, LIBOR will be determined on the basis of the rates at which deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement are offered at approximately 11:00 A.M., London time, on that LIBOR Interest Determination Date by four major banks in the London interbank market selected by the Calculation Agent ("Reference Banks") to prime banks in the London interbank market, commencing on the second London Business Day immediately following that LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of that LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of that LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the Principal Financial Center for the country of the Index Currency, on the LIBOR Interest Determination Date by three major banks in such Principal Financial Center (which may include affiliates of the Agents) selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement commencing on the second London Business Day immediately following such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR with respect to such LIBOR Interest Determination Date will be the rate of LIBOR in effect on such LIBOR Interest Determination Date.

     "Index Currency" means the currency (including composite currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be U.S. dollars.

     Prime Rate Notes. Prime Rate Notes will bear interest at the rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in such Prime Rate Notes and the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Prime Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan." If such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 (as defined below) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates but more than one such rate appear on the Reuters Screen USPRIME1 for such Prime Rate Interest Determination Date, the Prime Rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Prime Rate Interest Determination Date by four major money center banks in The City of New York selected by the Calculation Agent. If fewer than two such rates appear on the Reuters Screen USPRIME1, the Prime Rate will be determined by the Calculation Agent on the basis of the rates furnished in The City of New York by three substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, in each case having total equity capital of at least $500 million and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

     "Reuters Screen USPRIME1" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

     Treasury Rate Notes. Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, and subject to the

Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Treasury Rate Note or any Floating Rate Note for which the interest rate is determined by reference in the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate applicable to the auction held on such Treasury Rate Interest Determination Date of direct obligations of the United States ("Treasury Bills") having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the heading "Treasury Bills -- auction average (investment)" or, if not so published by 3:00 P.M., New York City time, on the related Calculation Date pertaining to such Treasury Rate Interest Determination Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date or if no such auction is held on such Treasury Rate Interest Determination Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include one or more of the Agents or their affiliates) selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

SUBSEQUENT INTEREST PERIODS

     The applicable Pricing Supplement relating to each Note will indicate whether the Company has the option to reset the interest rate in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier in the case of a Floating Rate Note, and, if so, the date or dates on which such interest rate or such Spread and/or Spread Multiplier, as the case may be, may be reset (each an "Optional Reset Date").

     If the Company elects to reset the interest rate, Spread and/or Spread Multiplier of a Note as described above, the holder of such Note will have the option to elect repayment of such Note by the Company on any Optional Reset Date at a price equal to the aggregate principal amount thereof outstanding on, plus any interest accrued to, such Optional Reset Date or, for an Original Issue Discount Note, as described below under "-- Original Issue Discount Notes." In order for a Note to be so repaid on an Optional Reset Date, the holder thereof must follow the procedures set forth below under "-- Redemption and Repayment" for optional repayment, except that (i) the period for delivery of such Note or notification to the Trustee will be at least 25 but not more than 35 days prior to such Optional Reset Date and (ii) a holder who has tendered a Note for repayment pursuant to a Reset Notice (as defined below) may, by written notice to the Trustee, revoke any such tender until the close of business on the tenth day prior to such Optional Reset Date.

     The Company may exercise such option with respect to a Note by notifying the Trustee of such exercise at least 45 but not more than 60 days prior to an Optional Reset Date for such Note. Not later than 40 days prior to such Optional Reset Date, the Trustee for such Note will mail, first class, postage prepaid, or deliver to the holder of such Note a notice (the "Reset Notice"). The Reset Notice will indicate whether the Company has elected to reset the interest rate (in the case of a Fixed Rate Note) or the Spread and/or Spread Multiplier (in the case of a Floating Rate Note) and if so, (i) such new interest rate or such new Spread and/or Spread Multiplier, as the case may be; and (ii) the provisions, if any, for redemption during the period from such Optional Reset Date to the next Optional Reset Date or, if there is no such next Optional Reset Date, to the Stated Maturity of such Note (each such period a "Subsequent

Interest Period"), including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during such Subsequent Interest Period.

     Notwithstanding the foregoing, the Company may, at its option, revoke the interest rate (in the case of a Fixed Rate Note) or the Spread and/or Spread Multiplier (in the case of a Floating Rate Note) as provided for in the Reset Notice, and establish a higher interest rate or a Spread and/or Spread Multiplier that is higher (or lower if the Note is an Inverse Floating Rate
Note) than the interest rate, Spread and/or Spread Multiplier provided for in the relevant Reset Notice for the Subsequent Interest Period commencing on such Optional Reset Date, by causing the Trustee to mail or deliver, not later than 20 days prior to an Optional Reset Date for a Note (or, if such day is not a Business Day, on the immediately succeeding Business Day), notice of such higher interest rate, or new Spread and/or Spread Multiplier to the holder of such Note. Such notice will be irrevocable. The Company must notify the Trustee of its intentions to revoke such Reset Notice at least 20 days prior to such Optional Reset Date. Each Note with respect to which the interest rate, Spread and/or Spread Multiplier is reset on an Optional Reset Date and with respect to which the holder of such Note has not tendered such Note for repayment (or has validly revoked any such tender) in accordance with applicable procedures will bear such higher interest rate or new Spread and/or Spread Multiplier for the Subsequent Interest Period.

EXTENSION OF MATURITY

     Unless otherwise stated in the applicable Pricing Supplement, each Note will mature at the Stated Maturity of such Note. The applicable Pricing Supplement relating to any Note (other than an Amortizing Note) may indicate whether the Company has the option to extend the Stated Maturity of such Note for one or more periods of whole years from one to five (each an "Extension Period") up to but not beyond the date (the "Final Maturity") set forth in such Pricing Supplement.

     The Company may exercise such option with respect to a Note by notifying the Trustee of such exercise at least 45 but not more than 60 days prior to the old Stated Maturity for such Note. Not later than 40 days prior to the old Stated Maturity of such Note, the Trustee for such Note will mail, first class, postage prepaid, or deliver to the holder of such Note a notice (the "Extension Notice"). The Extension Notice will set forth (i) the election of the Company to extend the Stated Maturity of such Note; (ii) the new Stated Maturity; (iii) in the case of a Fixed Rate Note, the interest rate applicable to the Extension Period or, in the case of a Floating Rate Note, the Spread and/or Spread Multiplier applicable to the Extension Period; and (iv) the provisions, if any, for redemption during the Extension Period, including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing or delivering by such Trustee of an Extension Notice to the holder of a Note, the Stated Maturity of such Note shall be extended automatically, and, except as modified by the Extension Notice and as described in the next paragraph, such Note will have the same terms as prior to the mailing or delivering of such Extension Notice.

     Notwithstanding the foregoing, not later than 20 days prior to the old Stated Maturity of such Note (or, if such day is not a Business Day, on the immediately succeeding Business Day), the Company may, at its option, revoke the interest rate (in the case of a Fixed Rate Note) or the Spread and/or Spread Multiplier (in the case of a Floating Rate Note) provided for in the Extension Notice for such Note and establish a higher interest rate (in the case of a Fixed Rate Note) or a higher Spread and/or Spread Multiplier (or a lower Spread and/or Spread Multiplier in the case of an Inverse Floating Rate Note) for the Extension Period, by causing the Trustee for such Note to mail, first class, postage prepaid, or deliver notice of such higher interest rate or new Spread and/or Spread Multiplier, as the case may be, to the holder of such Note. Such notice will be irrevocable. All Notes with respect to which the Stated Maturity is extended will bear such higher interest rate (in the case of Fixed Rate Notes) or new Spread and/or Spread Multiplier (in the case of Floating Rate Notes) for the Extension Period, whether or not tendered for repayment.

     If the Company extends the Stated Maturity of a Note, the holder of such Note will have the option to elect repayment of such Note by the Company on the old Stated Maturity at a price equal to the aggregate principal amount thereof outstanding on, plus interest accrued to, such date or, for an Original Issue Discount Note as described below under "-- Original Issue Discount Notes." In order for a Note to be repaid on the old Stated Maturity once the Company has extended the Stated Maturity thereof, the holder thereof must follow the procedures set forth below under "-- Redemption and Repayment" for optional repayment, except that (i) the period for delivery of such Note or notification to the Trustee for such Note will be at least 25 but not more than 35 days prior to the old Stated Maturity and (ii) a holder who has tendered a Note for repayment pursuant to an Extension Notice may, by written notice to the Trustee, revoke any such tender for repayment until the close of business on the tenth day before the old Stated Maturity.

AMORTIZING NOTES

     The Company may from time to time offer Amortizing Notes. Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of Amortizing Notes will be specified in the applicable Pricing Supplement. A table setting forth repayment information in respect of each Amortizing Note will be included in the applicable Pricing Supplement and set forth in each such Note.

ORIGINAL ISSUE DISCOUNT NOTES

     The Company may offer Original Issue Discount Notes from time to time. Such Original Issue Discount Notes may currently pay no interest or interest at a rate that at the time of issuance is below market rates. In the event of redemption, repayment or acceleration of Maturity in respect of an Original Issue Discount Note, the amount payable to the holder of such Original Issue Discount Note will be equal to (i) the Amortized Face Amount (as defined below) as of the date of such event, plus (ii) with respect to any redemption of an Original Issue Discount Note, the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) minus 100% multiplied by the issue price specified in such Pricing Supplement (the "Issue Price"), net of any portion of such Issue Price that has been paid prior to the date of redemption, or the portion of the Issue Price (or the net amount) proportionate to the portion of the unpaid principal amount to be redeemed, plus (iii) any accrued interest to the date of such event, the payment of which would constitute qualified stated interest payments within the meaning of Treasury Regulation Section 1.1273-1(c) under the Internal Revenue Code of 1986, as amended (the "Code"), plus (iv) with respect to any redemption of an Original Issue Discount Note, unless otherwise specified in the applicable Pricing Supplement, the Make-Whole Premium calculated as described under "-- Redemption and Repayment." The accrued interest described in clause (iii) above will be computed on the basis of a 360-day year of twelve 30-day months, compounded semiannually.

     If any Maturity of an Original Issue Discount Note that bears no interest falls on a day that is not a Business Day with respect to such Original Issue Discount Note, the payment due at such Maturity will be made on the following day that is a Business Day with the same force and effect as if it were made on the date such payment was due, and no interest shall accrue on the amount so payable for the period from and after such Maturity.

     The "Amortized Face Amount" of an Original Issue Discount Note means an amount equal to (i) the Issue Price thereof plus (ii) the aggregate portions of the original issue discount (the excess of the amounts considered as part of the "stated redemption price at maturity" of such Original Issue Discount Note within the meaning of Section 1273(a)(2) of the Code, whether denominated as principal or interest, over the Issue Price) that shall theretofore have accrued pursuant to Section 1272 of the Code (without regard to Section 1272(a)(7) of the Code) from the date of issue of such Original Issue Discount Note to the date of determination, minus (iii) any amount considered as part of the "stated redemption price at maturity" of such Original Issue Discount Note that has been paid from the date of issue to the date of determination. Certain additional considerations relating to the offering of any Original Issue Discount Notes may be set forth in the applicable Pricing Supplement.

     If a bankruptcy case is commenced by or against the Company under the United States Bankruptcy Code (the "Bankruptcy Code"), it is possible that a portion of the face amount of an Original Issue Discount Note would be treated as interest and the unamortized portion thereof would be treated as unmatured interest under Section 502(b)(2) of the Bankruptcy Code. Unmatured interest is not allowable as part of a claim under Section 502(b)(2) of the Bankruptcy Code. Although it is impossible to predict what portion, if any, of the face amount of an Original Issue Discount Note would be treated as unmatured interest, one possible result is that the bankruptcy court might determine the amount of unmatured interest on such Note by reference to the amount of amortized original issue discount of such Note for tax purposes, the unamortized debt discount of such Note for financial accounting purposes or the Yield to Maturity (if any) set forth on the face of an Original Issue Discount Note. Each method may yield a substantially different result.

     Holders of Notes with original issue discount will be required to include the amount of original issue discount in income in accordance with applicable provisions of the Code and the Treasury Regulations promulgated thereunder. See "Certain United States Federal Income Tax Considerations -- U.S.
Holders -- Original Issue Discount."

INDEXED NOTES

     Notes may be issued with the amount of principal (and premium, if any) and/or any interest payable in respect thereof to be determined with reference to the price or prices of specified commodities or stocks, the exchange rate of one or more specified currencies (including a composite currency such as the ECU) relative to an indexed currency or other price or exchange rate ("Indexed Notes"), as set forth in the applicable Pricing Supplement. In certain cases, holders of Indexed Notes may receive a principal amount on the Maturity Date that is greater than or less than the face amount of the Notes depending upon the relative value on the Maturity Date of the specified indexed item. Information as to the method for determining the amount of principal (and premium, if any) and/or any interest payable in respect of Indexed Notes, certain historical information with respect to the specified indexed item and tax considerations associated with an investment in such Indexed Notes will be set forth in the applicable Pricing Supplement. See also "Certain Investment Considerations."

OTHER PROVISIONS; ADDENDA

     Any provisions with respect to the Notes, including the determination of an Interest Rate Basis, the calculation of the interest rate applicable to a Floating Rate Note, and the specification of one or more Interest Rate Bases, the Interest Payment Dates, the Maturity Date or any other variable term relating thereto, may be modified as specified under "Other Provisions" on the face of the Note or in an Addendum relating thereto, if so specified on the face thereof and in the applicable Pricing Supplement.

BOOK-ENTRY SYSTEM

     Upon issuance, all Fixed Rate Notes issued as Book-Entry Notes having the same original issue date, interest rate, if any, amortization schedule, if any, Stated Maturity and other terms, if any, will be represented by a single Global Note and all Floating Rate Notes issued as Book-Entry Notes having the same original issue date, Initial Interest Rate, Interest Rate Basis or Bases, Interest Payment Period, Interest Payment Dates, Interest Reset Period, Interest Reset Dates, Index Maturity, Spread and/or Spread Multiplier, if any, Minimum Interest Rate, if any, Maximum Interest Rate, if any, Stated Maturity and other terms, if any, will be represented by a single Global Note. Each Global Note representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Except under circumstances described below, Book-Entry Notes will not be exchangeable for Certificated Notes and will not otherwise be issuable in definitive form. The Depositary currently only accepts Notes that have a Specified Currency of U.S. dollars.

     The Depositary has advised the Company and the Agents as follows: the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary was created to hold securities of its participants ("Participants") and to facilitate the clearance and settlement of securities transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's Participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

     Upon the issuance of a Global Note, the Depositary will credit on its book-entry registration and transfer system the accounts of persons held with it with the respective principal amounts of the Notes represented by such Global Note. Such accounts shall be designated by the Agent with respect to such Notes or by the Company if such Notes are offered and sold directly by the Company. Ownership of beneficial interests in a Global Note will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons other than Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note.

     So long as the Depositary or its nominee is the registered owner of such Global Note, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indentures. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Indentures.

     Principal (and premium, if any) and any interest payments on Notes registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Note representing such Notes. None of the Company, the Trustee, any Paying Agent or the Registrar for such Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Note for such Notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     The Company expects that the Depositary for the Notes or its nominee, upon receipt of any payment of principal, premium or interest, will credit immediately Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note for such Notes as shown on the records of the Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interest in such Global Note held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants.

     If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes in exchange for the entire Global Note representing such Notes. In addition, the Company may at any time and in its sole discretion determine not to have the Notes represented by the entire Global Note and, in such event, will issue Certificated Notes in exchange for the entire Global Note representing such Notes. In any such instance, an owner of a beneficial interest in a Global Note will be entitled to physical delivery of Certificated Notes represented by such Global Note equal in principal amount to such beneficial interest and to have such Certificated Notes registered in its name. Certificated Notes will be issued as registered Notes in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000, unless otherwise specified by the Company.

REDEMPTION AND REPAYMENT

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will be redeemable, at the option of the Company, at any time in whole or from time to time in part, upon not less than 30 and not more than 60 days' notice mailed to each holder of Notes to be redeemed at the holder's address appearing in the Security Register, on any date prior to Maturity at a price (except for any Original Issue Discount Note) equal to 100% of the unpaid principal amount to be redeemed plus any accrued interest to the Redemption Date (subject to the right of holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption
Date) plus, with respect to Fixed Rate Notes, a Make-Whole Premium, if any.

     The amount of the Make-Whole Premium with respect to any Note (or portion thereof) to be redeemed will be equal to the excess, if any, of:

          (i) the sum of the present values, calculated as of the Redemption Date, of:

             (A) each interest payment that, but for such redemption, would have been payable on the Note (or portion thereof) being redeemed on each Interest Payment Date occurring after the Redemption Date (excluding any accrued interest for the period prior to the Redemption Date); and

             (B) the principal amount that, but for such redemption, would have been payable at the final maturity of the Note (or portion thereof) being redeemed;

     over

          (ii) the principal amount of the Note (or portion thereof) being redeemed.

     The present values of interest and principal payments referred to in clause
(i) above will be determined in accordance with generally accepted principles of financial analysis. Such present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Treasury Yield (as defined below).

     The Make-Whole Premium will be calculated by an independent investment banking institution of national standing appointed by the Company; provided, that if the Company fails to make such appointment at least 10 business days prior to the Redemption Date, or if the institution so appointed is unwilling or unable to make such calculation, such calculation will be made by Salomon Brothers Inc or, if such firm is unwilling or unable to make such calculation, by an independent investment banking institution of national standing appointed by the Trustee (in any such case, an "Independent Investment Banker").

     For purposes of determining the Make-Whole Premium, "Treasury Yield" means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the Notes, calculated to the nearest 1/12 of a year (the "Remaining Term"). The Treasury Yield will be determined as of the third Business Day immediately preceding the applicable Redemption Date.

     The weekly average yields of United States Treasury Notes will be determined by reference to the most recent H.15(519). If the H.15(519) sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield will be equal to such weekly average yield. In all other cases, the Treasury Yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury

Notes that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15(519)). Any weekly average yields so calculated by interpolation will be rounded to the nearest 1/100 of 1%, with any figure of 1/200 of 1% or above being rounded upward. If weekly average yields for United States Treasury Notes are not available in the H.15(519) or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the Independent Investment Banker.

     If less than all of the Notes with like tenor and terms are to be redeemed, the Trustee will select the Notes to be redeemed pro rata or by lot. The Trustee may select for redemption Notes and portions of Notes in amounts of U.S. $1,000 or 1,000 units of the Specified Currency or whole multiples thereof, provided that if all of the Notes of a holder are to be redeemed, the entire outstanding amount of Notes held by such holder, even if not a whole multiple of U.S. $1,000 or 1,000 units of the Specified Currency, will be redeemed. With respect to the redemption of Global Notes, the Depositary advises that if less than all of the Notes with like tenor and terms are to be redeemed, the particular interests (in integral multiples of $1,000) in the Global Note representing the Notes to be redeemed shall be selected by the Depositary's lottery procedures or by such other method as the Trustee shall deem fair and appropriate at such Redemption Date. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be entitled to the benefit of any sinking fund or other mandatory redemption provisions. Also see "-- Original Issue Discount Notes."

     Unless optional repayment date or dates, if any, are fixed at the time of sale and set forth in the applicable Pricing Supplement and in the applicable Note (the "Optional Repayment Date"), the Notes will not be subject to repayment by the Company at the option of the holders thereof prior to the Stated Maturity. If any Optional Repayment Date is specified in the applicable Pricing Supplement with respect to any Note, such Note (except any Original Issue Discount Note) will be repayable on such Optional Repayment Date in whole or in part in increments of U.S. $1,000 (or 1000 units of the Specified Currency) at the option of the holder thereof at a price equal to 100% of the principal amount to be repaid, together with any interest and premium payable thereon to the Optional Repayment Date, unless otherwise specified in an applicable Pricing Supplement. See also "-- Original Issue Discount Notes." In order for a Note to be repaid, the Company must receive at its offices or agencies for that purpose in The City of New York not more than 60 nor less than 30 days prior to the Optional Repayment Date, (i) the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed, or (ii) a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or a trust company in the United States of America setting forth the name of the holder of the Note, the principal amount of the Note, the amount of the Note to be repaid, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed will be received by the Company not later than five Business Days after the date of such telegram, telex, facsimile transmission or letter and such Note and form duly completed are received by the Company by such fifth Business Day. Any such notice received by the Company during such period shall be irrevocable. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Note for repayment will be determined by the Company, whose determination will be final and binding.

     If applicable, the Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations in connection with any such repayment.

                       CERTAIN INVESTMENT CONSIDERATIONS

     An investment in Notes indexed, as to principal, premium and/or interest, to one or more values of currencies (including exchange rates between currencies), commodities or interest rate indices entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. If the interest rate of such a Note is so indexed, it may result in an interest rate that is less than that payable on a conventional fixed-rate debt security issued at the same time, including the possibility that no interest will be paid, and, if the principal of and/or premium on such a Note is so indexed, the amount of principal and/or premium payable in respect thereof may be less than the original purchase price of such Note if allowed pursuant to the terms thereof, including the possibility that no such amount will be paid. The secondary market for such Notes will be affected by a number of factors, independent of the creditworthiness of the Company and the value of the applicable currency, commodity or interest rate index, including the volatility of the applicable currency, commodity or interest rate index, the time remaining to the maturity of such Notes, the amount outstanding of such Notes and market interest rates. The value of the applicable currency, commodity or interest rate index depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. Additionally, if the formula used to determine the amount of principal, premium and/or interest payable with respect to such Notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index will be increased. The historical experience of the relevant currencies, commodities or interest rate indices should not be taken as an indication of future performance of such currencies, commodities or interest rate indices during the term of any Note. The credit ratings assigned to the Company's medium-term note program are a reflection of the Company's credit status and, in no way, are a reflection of the potential impact of the factors discussed above, or any other factors, on the market value of the Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in Indexed Notes and the suitability of Indexed Notes in light of their particular circumstances.

        SPECIAL PROVISIONS AND RISKS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

     Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in other than United States dollars or ECUs will not be sold in, or to residents of, the country issuing the Specified Currency in which the particular Notes are denominated. The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents and, with respect to Note denominated in foreign currencies, is by necessity incomplete. The Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of (and premium, if any) and any interest on the Notes. Such persons should consult their own financial and legal advisors with regard to such matters.

     THIS PROSPECTUS SUPPLEMENT DOES NOT DESCRIBE ALL RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN A SPECIFIED CURRENCY OTHER THAN U.S. DOLLARS, EITHER AS SUCH RISKS EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN NOTES DENOMINATED IN SPECIFIED CURRENCIES OTHER THAN U.S. DOLLARS. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

EXCHANGE RATES AND EXCHANGE CONTROLS

     An investment in Notes denominated in Specified Currencies other than U.S. dollars entails significant risks that are not associated with a similar investment in a debt security denominated in

U.S. dollars. Such risks include, without limitation, the possibility of significant changes in the rate of exchange between the U.S. dollar and the applicable Specified Currency and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. Such risks generally depend on events over which the Company has no control, such as economic and political events and the supply and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Note. Depreciation of the Specified Currency applicable to a Note against the U.S. dollar would result in a decrease in the U.S. dollar-equivalent yield of such Note, in the U.S. dollar-equivalent value of the principal and premium, if any, payable at Maturity of such Note, and, generally, in the U.S. dollar-equivalent market value of such Note.

     Governments have imposed, from time to time, exchange controls and may in the future impose or revise exchange controls at or prior to the date on which any payment of principal (or premium, if any) or interest on a Note is due, which could affect exchange rates as well as the availability of the Specified Currency on such date. Even if there are no exchange controls, it is possible that the Specified Currency for any Note would not be available on the applicable payment date due to other circumstances beyond the control of the Company. In that event, the Company will make the required payment in respect of such Note in U.S. dollars on the basis of the Market Exchange Rate on the second Business Day prior to such payment or, if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate or as otherwise specified in the applicable Pricing Supplement. See "Description of Medium-Term Notes, Series A -- Payment Currency."

GOVERNING LAW; JUDGMENTS

     The Indentures provide that the Notes will be governed by and construed in accordance with the laws of the State of New York. If an action based on Notes denominated in a Specified Currency other than U.S. dollars were commenced in a court of the United States, such court could grant judgment relating to such Notes in the Specified Currency or U.S. dollars. It is not clear, however, whether, in granting such judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date judgment is rendered or some other date. Under current New York law, a state court in the State of New York rendering a judgment on a Note denominated in a Specified Currency other than U.S. dollars would be required to render such judgment in the Specified Currency in which such Note is denominated, and such judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Accordingly, holders of Notes denominated in a Specified Currency other than U.S. dollars would bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time such amount is converted from U.S. dollars into the applicable Specified Currency.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain United States Federal income tax consequences of the ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) and possible differing interpretations. This discussion deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the U.S. dollar. This discussion also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States Federal income taxation regardless of its source. As used herein, the term "non-U.S. Holder" means a holder of a Note that is not a U.S. Holder.

U.S. HOLDERS

  Payments of Interest

     Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

  Original Issue Discount

     The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the ownership and disposition of Notes issued with original issue discount ("OID"). The following summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and on certain final and temporary regulations (the "Final OID Regulations") issued by the U.S. Department of Treasury (the "Treasury") on January 27, 1994. The Final OID Regulations generally apply to debt instruments issued on or after April 4, 1994. On December 15, 1994, certain proposed regulations were issued by the Treasury (the "Proposed OID Regulations") that interpret the original issue discount provisions of the Code primarily as they apply to instruments with contingent interest. However, the Proposed OID Regulations will not apply to instruments issued prior to such Regulations being published in the Federal Register, which publication has not yet occurred. As a result, the effect, if any, of the Proposed OID Regulations on a series of Notes will be discussed in the applicable Pricing Supplement, if such regulations have been finalized by the time such Pricing Supplement is issued.

     For United States Federal income tax purposes, a Note will have OID to the extent that the Note's stated redemption price at maturity exceeds its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date). The issue price of an issuance of Notes equals the first offering price at which a substantial amount of such Notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Note is the sum of all payments due on the Note other than qualified stated interest payments. "Qualified stated interest" is stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate that appropriately accounts for the length of the interval between payments. In addition, under the Final OID Regulations, if a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (e.g., Notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Note or any "true" discount on such Note (i.e., the excess of the Note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the Note would be treated as OID rather than qualified stated interest.

     Payments of qualified stated interest on a Note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of a Note issued with OID and a maturity of more than one year must include OID in income as ordinary income over the term of the Note, regardless of such U.S. Holder's regular method of tax accounting, or subject to certain conditions, based on one or more interest indices. In general, a U.S. Holder must include in gross income the sum of the daily portions of OID that accrue on the Note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held the Note. Accordingly, a U.S. Holder of a Note issued with OID will include in income amounts attributable to OID before receiving cash attributable to that income.

     To determine the "daily portion" of OID on any Note with OID, OID accruing during an accrual period (generally, the period between dates on which interest is paid) is divided by the number of days in the accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of OID accruing during an accrual period is generally determined by using a constant yield to maturity method, and is equal to the excess of (i) the product of the Note's adjusted issue price at the beginning of the accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and approximately adjusted to take into account the length of the particular accrual period) over (ii) the amount of any qualified stated interest payments allocable to the accrual period. The Note's "adjusted issue price" at the beginning of any accrual period generally equals the sum of the issue price of the Note plus the aggregate amount of OID accrued on the Note in all prior accrual periods, reduced by the amount of payments on the Note in prior accrual periods that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of OID in successive accrual periods.

     A U.S. Holder of a Note with OID that purchases the Note for an amount that is greater than the Note's adjusted issue price as of the purchase date but less than or equal to the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Note at an "acquisition premium." Under the acquisition premium rules, the amount of OID that such U.S. Holder must include in its gross income with respect to such Note for any taxable year (or portion thereof in which the U.S. Holder holds the Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

     Under the Final OID Regulations, Floating Rate Notes are either treated as variable rate debt instruments or contingent payment debt obligations and are subject to special rules. A Note is a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Note by more than a specified de minimis amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

     A "qualified floating rate" is any floating rate that can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the note is denominated (for example, LIBOR). Although a multiple of a qualified floating rate will generally not constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than zero but not more than
1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than zero but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the Final OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the note together will constitute a single qualified floating rate. Two or more qualified floating rates will be conclusively presumed to meet the requirements of the preceding sentence if the value of all rates on the issue date are within 25 basis points of each other.

     The Final OID Regulations provide that an otherwise qualified floating rate that has restrictions will not be a qualified floating rate unless the restrictions fall into one of the following categories: (a) a cap, a floor or a periodic adjustment restriction (a "governor") that is fixed throughout the term of the note, (b) a cap or similar restriction that is not reasonably expected as of the issue date significantly to decrease the yield on the note, (c) a floor or similar restriction that is not reasonably expected as of the issue date to significantly increase the yield on the note, or (d) a governor or similar restriction that is not reasonably expected as of the issue date significantly to increase or decrease the yield on the note. Floating Rate Notes subject to caps, floors, or governors that do not meet the above requirements could be treated as debt instruments providing for contingent payments.

     An "objective rate" is a rate other than a qualified floating rate, that is determined by a single fixed formula and is based on (i) one or more qualified floating rates, (ii) one or more rates each of which would be a qualified floating rate for a debt instrument denominated in a currency other than the currency in which the Note is denominated, (iii) the yield or the changes in the price of one or more items of actively traded personal property (other than stock or debt of the issuer or a related party), (iv) a combination of these objective rates, or (v) other rates designated from time to time by the Internal Revenue Service (the "IRS"). Despite the foregoing, a variable rate of interest on a Floating Rate Note will not constitute an objective rate if it is reasonably expected that the average value of the rate during the first half of the Floating Rate Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. A "qualified inverse floating rate" is any objective rate that is equal to a fixed rate minus a qualified floating rate, and that reasonably can be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds disregarding permissible restrictions discussed above in the definition of a qualified floating rate.

     The Final OID Regulations also provide that if a variable rate debt instrument provides for stated interest at a fixed rate for an initial period of less than one year followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on such instrument's issue date is intended to approximate the fixed rate, then the fixed rate and the variable rate together will constitute either a single qualified floating rate or an objective rate, as the case may be. A fixed rate and a variable rate will be conclusively presumed to meet the requirements of the preceding sentence if the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points.

     If a Floating Rate Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the Final OID Regulations, then any stated interest on the Floating Rate Note which is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually will constitute qualified stated interest and will be taxed accordingly. Thus, a Floating Rate Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term of the Floating Rate Note and that qualifies as a "variable rate debt instrument" under the Final OID Regulations will generally not be treated as having been issued with OID unless the Floating Rate Note is issued at a "true" discount (i.e., at a price below the Floating Rate Note's stated principal amount) in excess of a specified de minimis amount. OID on such a Floating Rate Note arising from "true" discount is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Floating Rate Note.

     Special tax considerations (including possible original issue discount) may arise with respect to Floating Rate Notes providing for (i) one Interest Rate Basis followed by one or more Interest Rate Bases, (ii) a single fixed rate followed by a qualified floating rate, or (iii) a Spread Multiplier. Purchasers of Floating Rate Notes with any of such features should carefully examine the applicable Pricing Supplement and should consult their tax advisors with respect to such a feature because the tax consequences will depend, in part, on the particular terms of the purchased Note. Special rules may apply if a Floating Rate Note bears interest at an objective rate and it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. Special rules may also apply if a Floating Rate Note is subject to a cap, floor, governor or similar restriction that is not fixed throughout the term of the Note and is reasonably expected as of the issue date to cause the yield on the Note to be significantly less or more than the expected yield determined without the restriction.

     To determine the amount and accrual of OID and qualified stated interest on any other Floating Rate Note that qualifies as a "variable rate debt instrument," the Final OID Regulations provide that the Floating Rate Note is to be converted into a hypothetical "equivalent" fixed rate debt instrument that has terms identical to the Floating Rate Note, except that the hypothetical Floating Rate Note has fixed rates substituted for the qualified floating rates or objective rate provided under the Floating Rate Note. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Floating Rate Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Floating Rate Note. In the case of a Floating Rate Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Floating Rate Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Floating Rate Note as of the Floating Rate Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Floating Rate Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

     Once the Floating Rate Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of OID and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general OID rules to the equivalent fixed rate debt instrument. A U.S. Holder of the Floating Rate Note will account for such OID and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. Appropriate adjustments will be made in each accrual period in the amount of qualified stated interest or OID assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Floating Rate Note during the accrual period.

     If a Floating Rate Note does not qualify as a "variable rate debt instrument" under the Final OID Regulations, then the Floating Rate Note would be treated as a contingent payment debt obligation. As mentioned in the introductory paragraph, it is not entirely clear under current law how a Floating Rate Note would be taxed if such Note were treated as a contingent payment debt obligation. The proper United States Federal income tax treatment of Floating Rate Notes that are treated as contingent payment debt obligations will be more fully described in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, (i) all of the Notes may be redeemable at the option of the Company prior to their Stated Maturity (a "call option") and/or (ii) certain of the Notes may be repayable at the option of the holder prior to their Stated Maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, since the OID consequences will depend, in part, on the particular terms and features of the purchased Notes.

     Under the Final OID Regulations, the IRS can apply or depart from the Final OID Regulations as necessary or appropriate to achieve a reasonable result where a principal purpose in structuring a Note or applying the regulations described above is to achieve a result that is unreasonable in light of the purpose of the applicable statutes (which generally are intended to achieve the clear reflection of income for both borrowers and lenders).

     U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to OID, subject to certain limitations and exceptions.

  Subsequent Interest Periods and Extension of Maturity

     If so specified in the Pricing Supplement relating to an issue of Notes, the interest rate or Stated Maturity of such Notes may be reset or extended, at the option of the Company. See "Description of Medium-Term Notes, Series
A -- Subsequent Interest Periods" and "-- Extension of Maturity." The treatment of a holder of Notes with respect to which such an option has been exercised and who does not elect to have the Company repay such Notes on the applicable Optional Reset Date or "old" Stated Maturity date will depend on the terms established for such Notes by the Company pursuant to the exercise of such option ("revised terms"). Depending on the particular circumstances, such holder may be treated as having surrendered such Notes for new Notes with the revised terms in either a taxable exchange or a recapitalization qualifying for nonrecognition of gain or loss.

  Short-Term Notes

     Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with OID. U.S. Holders that do not use the accrual method of accounting for tax purposes generally will not be required to recognize OID on Short-Term Notes until they receive payment on such Notes. U.S. Holders on the accrual method, regulated investment companies, common trust funds, and certain others, however, must accrue OID on Short-Term Notes on a straight-line basis unless they elect to accrue the OID on a constant yield basis with daily compounding. For this purpose, OID on a Short-Term Note is the amount by which the total principal and interest payments on such Note exceed its issue price. U.S. Holders may elect to include OID on Short-Term Notes in income based on acquisition discount rather than OID. Acquisition discount is the excess of a Short-Term Note's stated redemption price at maturity over the U.S. Holder's basis in the Note. Gain recognized on the sale or exchange of a Short-Term Note by a U.S. Holder that has not accrued OID or acquisition discount on the Short-Term Note, to the extent attributable to accrued interest and OID (or acquisition discount), is treated as ordinary income. Such a U.S. Holder also must defer deductions for net interest expense on any borrowing attributable to the Short-Term Note to the extent that the expense does not exceed accrued but unrecognized interest and OID (or acquisition discount) on the Note.

  Amortizing Notes

     Payments in respect of interest on an Amortizing Note will be includible as described under "-- Payments of Interest" above. Amounts received in respect of principal will reduce the U.S. Holder's basis in such Note. In the case of an Amortizing Note that is also an Original Issue Discount Note, each payment (other than a payment of qualified stated interest) is treated first as a payment of original issue discount to the extent of the original issue discount that has accrued as of the date of payment and has not been allocated to prior payments and second as a payment of principal. Payments other than payments of qualified stated interest reduce the holder's basis in the Note.

  Market Discount

     If a U.S. Holder purchases a Note, other than a Note issued with OID, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or purchases a Note issued with OID for an amount that is less than the Note's adjusted issue price as of the purchase date, the amount of the difference will be treated as "market discount". A Note is not treated as purchased at a market discount, however, if the market discount is less than 1/4 of 1 percent of the stated redemption price at maturity (or the adjusted issue price in the case of a Note issued with OID) multiplied by the number of complete years remaining to maturity ("de minimis market discount").

     A U.S. Holder of a Note purchased at a market discount (other than a de minimis market discount) will be required to treat any partial principal payment (or, in the case of a Note issued with OID, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount that has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

     A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or its earlier disposition in a taxable transaction, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. This election to include market discount in income currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

  Amortizable Bond Premium

     If a U.S. Holder purchases a Note for an amount that is greater than its stated redemption price at maturity, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may reduce interest on the Note otherwise required to be included in income during any taxable year by the amortizable premium allocable to the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply that could result in a deferral of the amortization of some bond premium until later in the term of the Note. If the U.S. Holder does not make such an election, the premium will decrease the gain or increase the loss otherwise recognized on disposition of the Note. Amortized bond premium will reduce the U.S. Holder's basis in the Note. An election to amortize bond premium will apply to certain other debt instruments that the U.S. Holder acquired at a premium, and the election may have different tax consequences depending on when the debt instruments were issued or acquired.

  Disposition of a Note

     Except as discussed above and except to the extent that gain or loss is attributable to accrued but unpaid qualified stated interest or accrued market discount, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement of the Note and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any OID included in income (and accrued market discount or acquisition discount, if any, if the U.S. Holder has included such market discount or acquisition discount in income) and decreased by the amount of any payments previously received, other than qualified stated interest payments, and by any amortized bond premium with respect to such Note. Except as described above with respect to certain Short-Term Notes or with respect to market discount that has not been included as income, such gain or loss will be capital gain or loss and generally will be long-term if the Note were held for more than one year.

NON-U.S. HOLDERS

     A non-U.S. Holder will not be subject to withholding of United States Federal income tax on payment of principal, premium (if any) or interest (including OID, if any) on a Note, unless such non-U.S. Holder directly or indirectly owns at least 10% of the voting power in the Company's stock, or is a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Code, if the non-U.S. Holder certifies, on IRS Form W-8 or other substantially similar form, that the Holder is not a U.S. person. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

     If a non-U.S. Holder of a Note cannot satisfy the requirements of the "portfolio interest" exception described above, payments of premium (if any) and interest (including OID, if any) made to such non-U.S. Holder will be subject to a 30% withholding tax unless the beneficial owner of the Note provides the Company or its Paying Agent, as the case may be, with a properly executed (1) IRS Form 1001 (or successor form) claiming an exemption from withholding under the benefit of a tax treaty or (2) IRS Form 4224 (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

     If a non-U.S. Holder of a Note is engaged in a trade or business in the United States and premium (if any) or interest (including OID, if any) on the
Note is effectively connected with the conduct of such trade or business, the non-U.S. Holder, although exempt from the withholding tax discussed above, will be subject to United States Federal income tax on such interest and OID, if any, on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, such premium (if any) and interest (including OID, if any) on a Note will be included in such foreign corporation's earnings and profits.

     Generally, a non-U.S. Holder will not be subject to United States Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Additionally, a non-U.S. Holder who is a non-resident alien individual who is present in the U.S. for 183 days or more during the taxable year when the sale or exchange occurs may be subject to federal income taxation on the gain realized on the disposition if certain other conditions are met. In that case, the capital gain is generally subject to a 30% tax. Certain other exceptions may be applicable, and a non-U.S.

Holder should consult its tax advisor in this regard. A Note held by an individual who is not a citizen or resident of the United States (as defined for United States Federal estate tax purposes) will not be subject to United States Federal estate tax as a result of such individual's death, if at the time of death the individual did not directly or indirectly own 10% or more of the total combined voting power of the Company's stock, unless such individual held such
Note in connection with the conduct of a United States trade or business.

FOREIGN CURRENCY NOTES

     The following summary relates to Notes that are denominated in a currency or currency unit other than the U.S. dollar ("Foreign Currency Notes").

     Payment of Interest. A U.S. Holder who uses the cash method of accounting and who receives a payment of interest in a foreign currency with respect to a Foreign Currency Note, other than an Original Issue Discount Note on which original issue discount is accrued on a current basis (except to the extent any qualified stated interest is received) or a Note on which market discount is currently accrued, will be required to include in income the U.S. dollar value of the foreign currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time. Such U.S. dollar value will be the U.S. Holder's tax basis in the foreign currency received. A cash method U.S. Holder who receives such a payment in U.S. dollars pursuant to an option available under such Note will be required to include the amount of such payment in income upon receipt.

     To the extent the above paragraph is not applicable, a U.S. Holder will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount or market discount, but reduced by acquisition premium and amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Foreign Currency Note during an accrual period. Unless the U.S. Holder makes the "Spot Rate Convention Election" discussed in the next paragraph, the U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within each taxable year. The average rate of exchange for the accrual period (or partial period) is the simple average of the exchange rates for each business day of such period (or other method if such method is reasonably derived and consistently applied). Such U.S. Holder will recognize ordinary gain or loss with respect to accrued interest income on the date such income is received. The amount of ordinary gain or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received determined on the date such payment is received in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

     Spot Rate Convention Election. A U.S. Holder may elect to translate accrued interest income into U.S. dollars at the exchange rate in effect on the last day of an accrual period for the original issue discount, market discount or accrued interest, or in the case of an accrual period that spans two taxable years, at the exchange rate in effect on the last day of the taxable year. Additionally, if a payment of such income is actually received within five business days of the last day of the accrual period or taxable year, an electing U.S. Holder may instead translate such income into U.S. dollars at the exchange rate in effect on the day of actual receipt. Any such election will apply to all debt instruments held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and may not be revoked without the consent of the IRS.

     Purchase, Sale, Exchange or Retirement. A U.S. Holder's tax basis in a Foreign Currency Note will be the U.S. dollar value of the foreign currency amount paid for such Foreign Currency Note, determined on the date of such purchase, plus the foreign currency amount of any adjustment on account of original issue discount, market discount, acquisition premium or bond premium. A U.S. Holder who converts U.S. dollars to a foreign currency and immediately uses that currency to purchase a Foreign Currency Note denominated in the same currency normally will not recognize gain or loss in connection with such conversion and purchase. However, a U.S. Holder who purchases a Foreign Currency Note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder's tax basis in the foreign currency and the U.S. dollar fair market value of the Foreign Currency Note on the date of purchase.

     For purposes of determining the amount of any gain or loss recognized by a U.S. Holder on the sale, exchange or retirement of a Foreign Currency Note, the amount realized upon such sale, exchange or retirement will be the U.S. dollar value of the foreign currency received, determined on the date of sale, exchange or retirement. A U.S. Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a Foreign Currency Note equal to the U.S. dollar value of such foreign currency, determined at the time of such sale, exchange or retirement.

     Gain or loss realized upon the sale, exchange or retirement of a Foreign Currency Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss. Such gain or loss will not be treated as interest income or expense. Such foreign currency gain or loss will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount of such Foreign Currency Note and any payment with respect to accrued interest, determined on the date such Note is disposed of, and (ii) the U.S. dollar value of the foreign currency principal amount of such Note, determined on the date such U.S. Holder acquired such note, and the U.S. dollar value of the accrued interest received, determined by translating such interest at the average exchange rate for the accrual period or with reference to the "Spot Rate Convention Election" as described above. The foreign currency principal amount of a Foreign Currency Note generally equals the issue price in foreign currency of such Note. Such foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by a U.S. Holder on the sale, exchange or retirement of the Foreign Currency Note. The source of such foreign currency gain or loss will be determined by reference to the residence of the U.S. Holder or the "qualified business unit" of the holder on whose books the Note is properly reflected.

     Any gain or loss recognized by such a holder in excess of such foreign currency gain or loss will be capital gain or loss (except to the extent of any accrued market discount or, in the case of a short-term Original Issue Discount Note, any original issue discount to the extent such market discount or original issue discount has not been previously included in the U.S. Holder's income).

     The Section 988 Regulations provide a special rule for purchases and sales of Foreign Currency Notes traded on an established securities market by a cash basis taxpayer under which units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of such a purchase or sale. An accrual basis taxpayer may elect the same treatment required of cash basis taxpayers with respect to purchases and sales of Foreign Currency Notes traded on an established securities market provided the election is applied consistently. Such election cannot be changed without the consent of the IRS. Any gain or loss realized by a U.S. Holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase Foreign Currency Notes) will be ordinary income or loss.

     Original Issue Discount. Original issue discount for any accrual period on an Original Issue Discount Note that is a Foreign Currency Note will be determined in the relevant foreign currency and then translated into U.S. dollars in the same manner as stated interest accrued by an accrual basis U.S. Holder, as described above under "Payment of Interest." Upon the receipt of an amount attributable to original issue discount (whether in connection with a payment of interest or the sale or retirement of a Note), a U.S. Holder may recognize ordinary income or loss.

     Premium and Market Discount. In the case of a Foreign Currency Note, market discount will be determined in the relevant foreign currency. The amount of accrued market discount (other than market discount currently included in income pursuant to an election by the holder) which is required to be recognized on the disposition of the Note will be translated into U.S. dollars based on the exchange rate on the disposition date. No part of such accrued market discount will be treated as exchange gain or loss. Accrued market discount that a holder elects to accrue into income currently is translated into U.S. dollars using the average exchange rate in effect during the accrual period. In such case, movement in the exchange rate between the accrual date and disposition date will result in exchange gain or loss at the time of the disposition with respect to the amount of the market discount accrued.

     In the case of a Foreign Currency Note, bond premium which the holder elected to amortize or acquisition premium will be computed in the relevant foreign currency and will reduce interest income or original issue discount determined in such foreign currency. Exchange gain or loss will be realized with respect to amortizable bond premium or acquisition premium by treating the portion of the premium amortized with respect to any period as a return of principal. The Section 988 Regulations provide that if a holder does not elect to amortize bond premium, any loss realized on the sale, exchange or retirement of a Foreign Currency Note will be capital loss to the extent of such bond premium.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Under current U.S. federal income tax law, information reporting requirements apply to certain payments of principal, premium and interest (including OID) paid on Notes, and to the proceeds of sales of Notes made to U.S. Holders, other than certain exempt recipients (such as corporations). Backup withholding of the United States Federal income tax at a rate of 31% may apply to payments made in respect of Notes to registered owners who are not "exempt recipients" or who fail to comply with certain procedures for providing certain identifying information (such as the registered owner's taxpayer identification number) in the required manner.

     Upon the sale of a Note to (or through) certain brokers, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     The Notes are being offered on a continuous basis by the Company through Salomon Brothers Inc, BA Securities, Inc., NationsBanc Capital Markets, Inc. and UBS Securities Inc., as Agents, each of whom has agreed to use its reasonable best efforts to solicit purchases of the Notes. The Company will pay each Agent a commission, in the form of a discount ranging from .125% to .750% of the principal amount of any Note, depending upon maturity of the Note up to and including 30 years, and as agreed upon at the time of sale for Notes with Stated Maturities greater than 30 years, sold through such Agent. The Company also may sell the Notes to one or more of the Agents as principal at a discount for resale to investors or other purchasers at varying prices related to prevailing market prices at the time of resale, to be determined by such Agent or, if so agreed, at a fixed public offering price. In addition, the Company has reserved the right to sell the Notes directly to investors on its own behalf in those jurisdictions where it is authorized to do so or as otherwise provided in the applicable Pricing Supplement. In the case of sales made directly by the Company, no commission will be payable. The Company has agreed to reimburse the Agents for certain expenses.

     In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from the Company. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity, and may be resold by the Agent to investors and other purchasers as described above. After the initial public offering of Notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price (in the case of Notes to be sold at a fixed public offering price), the concession and the discount may be changed.

     The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject any offer to purchase Notes received by it in whole or in part.

     The Company has agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"), or to contribute to payments such Agent may be required to make in respect thereof. Each Agent may be deemed to be an "underwriter" within the meaning of the Act.

     Agents or their affiliates in the ordinary course of their business have engaged and in the future may engage from time to time in transactions with and perform services for the Company.

     Affiliates of each of BA Securities, Inc., NationsBanc Capital Markets, Inc. and UBS Securities Inc. are agent banks and lenders to the Company under the Company's Credit Facilities. To the extent that the proceeds hereof are used to repay such indebtedness, each such affiliate will receive its proportionate share of any repayment by the Company of amounts outstanding under such Credit Facilities from the proceeds of the offering of the Notes. Because more than 10% of the net proceeds of this offering may be paid to such affiliates, each a member of the National Association of Securities Dealers, Inc. (the "NASD") and a participant in the distribution of the Notes, this offering is being made pursuant to the provisions of Article III, Section 44(c)(8) of the NASD Rules of Fair Practice.

     Payment of the purchase price of the Notes will be required to be made in immediately available funds on the date of settlement.

     No Note will have an established trading market when issued. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange. Each of the Agents may from time to time purchase and sell Notes in the secondary market, but it is not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, each of the Agents may make a market in the Notes.

     Concurrently with the offering of Notes described herein, the Company may issue other Debt Securities described in the accompanying Prospectus pursuant to the Indentures.

                               VALIDITY OF NOTES

     The validity of the Notes will be passed upon for the Company by Andrews & Kurth L.L.P., Houston, Texas, and for the Agents by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York. The opinions of Andrews & Kurth L.L.P. and Simpson Thacher & Bartlett will be conditioned upon, and subject to, certain assumptions as to future actions required to be taken in connection with the issuance and sale of the Notes and as to other events that may affect the validity of the Notes but which cannot be ascertained on the date of such opinions.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                             ---------------------


            TABLE OF CONTENTS

          PROSPECTUS SUPPLEMENT

                                        PAGE
                                        ----
Important Currency Exchange
  Information.........................   S-3
Description of Medium-Term Notes,
  Series A............................   S-3
Certain Investment Considerations.....  S-22
Special Provisions and Risks Relating
  to Foreign Currency Notes...........  S-22
Certain United States Federal Income
  Tax Considerations..................  S-24
Plan of Distribution..................  S-33
Validity of Notes.....................  S-34

              PROSPECTUS
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
The Company...........................     3
Use of Proceeds.......................     3
Ratio of Earnings to Fixed Charges....     3
Description of the Debt Securities....     4
Plan of Distribution..................    18
Legal Matters.........................    19
Experts...............................    19



               U.S.$100,000,000


                 UNION TEXAS
                  PETROLEUM
                HOLDINGS, INC.


              MEDIUM-TERM NOTES,
                  SERIES A


           DUE NINE MONTHS OR MORE
             FROM DATE OF ISSUE


         [UNION TEXAS PETROLEUM LOGO]




            SALOMON BROTHERS INC

             BA SECURITIES, INC.

             NATIONSBANC CAPITAL
                MARKETS, INC.

             UBS SECURITIES INC.



            PROSPECTUS SUPPLEMENT

           DATED NOVEMBER 13, 1995